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                                                                    EXHIBIT 23

                            INDEPENDENT AUDITORS'
                        CONSENT AND REPORT ON SCHEDULE

The Board of Directors
Jefferies Group, Inc.:

We consent to incorporation by reference in the Registration Statements No. 2-94727 dated December 6, 1984; No. 33-17065 dated September 9, 1987, No. 33-19741 dated January 21, 1988, No. 33-63418 dated May 27, 1993, No. 33-64490 dated June 15, 1993, and No. 33-52139 dated February 3, 1994, all on Form S-8 of Jefferies Group, Inc. of our report dated January 28, 1994, except as to note 14 to the consolidated financial statements, which is as of March 15, 1994, relating to the consolidated statements of financial condition of Jefferies Group, Inc. and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Jefferies Group, Inc.

The audits referred to in our report dated January 28, 1994, except as to note 14 to the consolidated financial statements, which is as of March 15, 1994, included the related financial statement schedule as of December 31, 1993, 1992 and 1991, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                              KPMG PEAT MARWICK

Los Angeles, California
March 25, 1994